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                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of CSX Corporation and subsidiaries (CSX) for the registration of $1.1 billion of securities and to the incorporation by reference therein of our report dated February 13, 2002, with respect to the consolidated financial statements of CSX incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended December 28, 2001, and Note 21 to CSX's consolidated financial statements included therein, filed with the Securities and Exchange Commission.


                                                        /s/ Ernst & Young LLP
Richmond, Virginia
March 1, 2002